CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

                                                                    Exhibit 10.1


                               LETTER OF AGREEMENT

This Letter of Agreement ("LOA") is between ParTech Inc. having offices at 8383 Seneca Turnpike, New Hartford, New York 13413, ("ParTech") and SANMINA-SCI Corporation and its subsidiaries and affiliates (collectively "SSCI"), having a business address at 2700 N. 1st Street, San Jose, CA 95134, and its SSCI facility located in Penang, Malaysia with an address at 202 Lorong Persuahaan maju 9, Bukit Tengah Industrial Park, 13600 Perai. All SSCI notices related to this LOA shall be sent to the ParTech address above, and ParTech notices shall be sent to the Penang Malaysia address.

ParTech and SSCI are presently attempting to establish a business relationship under which ParTech may, among other things, have SSCI procure components and manufacture, assemble, test, inspect, configure and ship the products listed within Attachment A ("Products"). Assuming mutual resolution of technical and business issues, the parties intend to sign a Manufacturing Services Agreement ("Agreement") on or about February 1, 2003.

This LOA is for the purpose of authorizing SSCI to begin work immediately in lieu of the fully negotiated Agreement. This LOA implies no commitment to enter the Agreement. Both parties acknowledge the execution of an Agreement is contingent upon the mutual consent of the parties and that should the Agreement not be executed, the express terms of this LOA shall be the sole governing document. This LOA shall be effective (the "Effective Date") as of the last signatory date of acceptance, and shall continue in full force until it is terminated or rendered null and void pursuant to this LOA or upon execution of the Agreement.

ParTech authorizes SSCI to procure the quantity and type of components in support of the requirements in Attachment A. ParTech shall issue Purchase Orders for the purpose of SSCI manufacturing and shipping Products pursuant to this LOA. Products shall be delivered to ParTech as per delivery dates on Purchase Orders in accordance with component and manufacturing lead times. SSCI shall accept Purchase Orders with delivery dates in accordance with component and manufacturing lead times, and SSCI shall confirm receipt and acceptance of Purchase Orders within five (5) business days of receipt. In the event SSCI is unable to meet the delivery schedule set forth in a Purchase Order where delivery schedule is not within component and manufacturing lead times, the parties shall negotiate in good faith to resolve or revise the delivery schedule. ParTech will issue SSCI a rolling 12 months forecast that will be updated monthly for the procurement of long lead-time ("LLT") components. All LLT components require ParTech's authorization prior to procurement by SSCI. Purchase Orders and LLT Authorizations by ParTech are considered subject to ParTech's inventory responsibilities, in the event of PO cancellations, push-outs, or terminations herein. ParTech upsides or delivery pull-ins beyond those agreed that result in material expedite shipping charges (whether vendor or SSCI), shall be paid by ParTech. Delayed shipments as a direct result of SSCI's actions or inactions that require expedite costs shall be at SSCI's expense.


The prices in Attachment A shall be utilized for invoicing. SSCI invoices shall be paid in U.S. Dollars net ** days from the date of invoice, which, for shipped units, shall not be issued prior to the date the Products are shipped **, Incoterms 2000, SSCI's dock. No setoffs or offsets are allowed.



SSCI's workmanship warranty period is for ** from the date of Product manufacture. Defective warranty returns shall be repaired, replaced, or purchase price of unit returned, at SSCI's option. In addition SSCI will pass on to ParTech all vendor component warranties to the extent that they are transferable but will not independently warrant components. SSCI shall, at its cost, repair units returned within the warranty period with defective components not warranted by SSCI without labor costs to ParTech, ParTech (or the component vendor) being responsible for component costs. Notwithstanding the aforementioned, defective returns by ParTech that, upon testing and inspection by SSCI, are deemed to be "No Defective Found" or "NDF" shall be subject to a mutually agreed SSCI labor charge paid by ParTech as well as all NDF associated shipping cost. ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, AND ALL IMPLIED WARRANTIES OF TITLE FOR ANY CONSIGNED OR PARTECH SUPPLIED MATERIALS, ARE EXPRESSLY DISCLAIMED AND EXCLUDED HEREFROM.



ParTech may terminate this LOA upon ** days written notice to SSCI. Upon termination for any reason (including breach by SSCI), ParTech shall be responsible for all materials; provided, however, that ParTech's maximum liability shall not exceed: (1) for materials, the quantity and type of components acquired by SSCI in support of this LOA or other written authorization plus a reasonable cost of capital and material handling charge;
(2) for labor, ParTech's authorization to complete and ship Products at the purchase price in effect at the date of termination, a pro rata percentage of the finished Product purchase price for WIP and the full purchase price for any finished Product; (3) SSCI's documented cost to perform ParTech authorized non-recurring engineering or associated program duties; and
(4) SSCI's reasonable and documented actual expenses incurred prior to termination.

In the event of termination for any reason, SSCI shall use reasonable commercial efforts to minimize ParTech's liability by canceling all agreements it has entered into and managing material, labor and overhead cost to a minimum. SSCI will deliver to ParTech all product components, documentation and other property owned by ParTech or which ParTech has paid for under this LOA.

Neither party shall make a claim against, or be liable to the other party or its affiliates or agents for any damages, including (without limitation) loss of profits or injury to business reputation, resulting from the continuation or abandonment of negotiations, including the consequences thereof. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES, OR ANY DAMAGES WHATSOEVER RESULTING FROM LOSS OF USE, DATA OR PROFITS, EVEN IF SUCH OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; provided, however, that this Section shall not prevent a party from incurring the liabilities set forth herein.

Except as provided in the immediately succeeding paragraph, ParTech is responsible for the design of the Products. ParTech will promptly defend, indemnify and hold SSCI harmless from and against every kind of cost, expense or loss (including attorneys' fees and legal costs) directly relating to any claim or threatened claim: (a) that any Product or portion of a Product violates the intellectual property rights of a third party (foreign or domestic); (b) that the Product has a design defect; or (c) arising from or related to the distribution, sale or use of any Product or portion of a Product.

SSCI will promptly defend, indemnify and hold ParTech harmless from and against every kind of cost, expense or loss (including attorneys' fees and legal costs) directly relating to any claim or threatened claim: (a) that any manufacturing process used to manufacture ParTech's Products violates the intellectual property rights of a third party (foreign or domestic); or (b) that SSCI's manufacturing process is defective.

This LOA and its attachments make up the entire agreement between the parties for the manufacture and sale of Attachment A Products and supersede any verbal or written prior discussions. The parties expressly reject any pre-printed terms and conditions found on any Purchase Order, Acknowledgment or any other form or document used by the parties in the performance of this LOA. Only a writing executed by authorized representatives of the parties may amend this LOA. Either party without the other party's prior written consent will not assign this LOA. ParTech shall be the exporter of record for and shall comply with all applicable export control statutes and regulations.

The parties shall attempt to resolve any disputes arising out of this LOA in a business-like manner through good faith negotiations and escalation to the appropriate Corporate Executives for resolution prior to seeking legal resolution. In the event the parties cannot resolve a dispute, either party may give to the other notice requiring the matter to be settled by arbitration. Such dispute shall be settled in accordance with the rules of the American Arbitration Association, as amended herein, and arbitration shall take place at a location in the United States, which affords both parties approximately equal travel expenses. The conflict will be decided by a single arbitrator with experience in the matter of conflict if the parties so agree, otherwise, the conflict will be decided by three (3) arbitrators with experience in the matter of conflict, one arbitrator to be chosen by ParTech, one arbitrator to be chosen by SSCI and a third arbitrator to be chosen by the first two. All arbitrators must be chosen within forty-five (45) days of the dispute being submitted to arbitration. After selection of the arbitrators, the parties shall have forty-five (45) days to complete discovery. Arbitration must commence within ten
(10) days after the discovery period. Arbitration will not exceed thirty (30) days and the award is final.









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



LOA EFFECTIVE DATE:  11/22/02

ACCEPTED AND AGREED TO:                     ACCEPTED AND AGREED TO:
SSCI CORPORATION                            PARTECH

By:  /s/ Y.Y. Lim                           By:   /s/ William S.Williams
    --------------------                          ----------------------
Name: Y.Y. Lim                              Name: William S. Williams

Title: VP Operations                        Title: VP Operations

Date:   11/22/02                            Date:  11/21/02



Attachment A---Product Pricing
Attachment B---Confidentiality Agreement

CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.


                                  ATTACHMENT A
                                  ------------

                                 PRODUCT PRICING



[LOGO]
SANMINA -- SCI

Quote Date:             10/30/2002                      Revision 01

Prepared by:            Fablan Ong
                        +65 83711704 (South Asia Pacific Regional Office,
                        Singapore)

Plant:                  Malaysia

Customer:               Par Tech
Contact:                Bill Williams/Pete Cougan
Product:                **

Assembly                        **                  **
Description                     **                  **

                            New Pricing        New Pricing

FOB Point                    Malayasia          Malayasia

Annual Volume                   **                  **

Direct Material Cost            **(1)               **

Labor Cost                      **                  **

Total Markups & Profit          **                  **

** Warranty                     **                  **

Price (**)                      **                  **


Note
(1) **



                                                      --------------------------
                                                         Datatech 11/20/2002
                                                      --------------------------

                                  ATTACHMENT B
                                  ------------

                            NON-DISCLOSURE AGREEMENT

The purpose of this Agreement is to set forth the terms and conditions under which the parties shall provide directly or indirectly, verbally or in writing or electronically, including but not limited to, pricing, financial, purchasing, technical data, products and business operations information which either party considers confidential ("Information") to the other party, which is either (a) of a type that a party in Recipient's position should reasonably deem confidential and/or proprietary or (b) if in documentary or other tangible form, is clearly and conspicuously marked as "Confidential" or some similar marking or, if disclosed orally, identified as confidential at the time of disclosure and confirmed in writing as confidential within thirty (30) days of the initial disclosure. In consideration of the mutual covenants contained herein, the parties agree as follows:

     1. The Recipient shall hold all Information in strictest confidence. Recipient shall release such Information only to its employees requiring such Information during the course of business between the parties. Each employee must agree to be bound by this Agreement and Recipient's confidentiality policies. Disclosure of Information to persons other than Recipient's employees requires the Disclosing Party's prior written consent. Recipient shall take all necessary precautions to maintain the confidentiality of such Information, but such efforts shall be no less than that employed by Recipient to protect its own confidential information. All Information disclosed to Recipient shall be and remain the sole property of the Disclosing Party. Upon the Disclosing Party's request, Recipient agrees to return the Information and any copies thereof and/or data which contains the Information and not to retain any copies of the Information.

     2. ALL INFORMATION DISCLOSED HEREUNDER IS DISCLOSED ON AN AS-IS BASIS WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, INCLUDING AS TO THE INFORMATION'S ACCURACY OR COMPLETENESS. ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE ARE EXPRESSLY DISCLAIMED AND EXCLUDED HEREFROM.

     3. Nothing contained herein shall in any way restrict or impair Recipient's right to use or disclose any Information which: (a) was in the public domain at the time of disclosure or becomes part of the public domain through no fault of Recipient; (b) was already in Recipient's possession; (c) was independently developed; or (d) was received from a third party without the obligation of confidentiality.

     4. This Agreement contains the entire agreement between the parties regarding the Information. This Agreement supersedes all prior oral and written agreements and understandings between the parties relating to the Information, and may only be amended or modified in a writing signed by an authorized representative of each party.

     5. Both parties agree that any violation or threatened violation of this Agreement may cause irreparable injury to the other party, and the disclosing party shall be entitled to seek injunctive relief in addition to all available legal remedies.

     6. Both parties agree that they will not, without the prior written consent of the other party, transmit the Information received from the other party to any country outside of the United States of America.

     7. The obligations of confidentiality upon the Recipient to guard the Disclosing Party's confidential Information shall survive the completion or termination of the Agreement to which Attachment B is a part of.